EXHIBIT 99.6

POOLING AND ADMINISTRATION AGREEMENT

BETWEEN

CAPITAL AUTO RECEIVABLES LLC

AND

ALLY FINANCIAL INC.

DATED AS OF [                 ], 20[    ]

i

Section 7.09	Counterparts	15
Section 7.10	No Petition Covenant	15
Section 7.11	Limitations on Rights of Others	15
Section 7.12	Merger and Consolidation of the Seller, the Administrator or CARI	15
Section 7.13	Assignment	16

ii

EXHIBITS

EXHIBIT A	Form of First Step Secured Notes Assignment
APPENDIX A	Additional Representations and Warranties

iii

THIS POOLING AND ADMINISTRATION AGREEMENT, dated as of [            ], 20[    ], is between CAPITAL AUTO RECEIVABLES LLC, a Delaware limited liability company (together with its successors and assigns, “CARI”), and ALLY FINANCIAL INC. (“Ally Financial”), a Delaware corporation (which is referred to as the “Seller” in this Agreement in its capacity as seller of the Secured Notes and is referred to as the “Administrator” in its capacity as administrator for the Secured Notes).

WHEREAS, the Seller desires to sell the Secured Notes, each of which is secured by a lien on and security interest in the Lease Assets, all proceeds thereof, including insurance proceeds and any and all rights under any guarantees or similar obligations relating to the Lease Assets or proceeds thereof;

WHEREAS, the Seller, as holder of the Secured Notes, has certain rights to receive payments with respect to the Lease Assets, and to the other proceeds and rights described herein;

WHEREAS, CARI desires to purchase the Secured Notes and related rights owned by the Seller and the Seller is willing to sell the Secured Notes and related rights to CARI;

WHEREAS, CARI may wish to sell or otherwise transfer the Secured Notes and related rights, or interests therein, to a trust, limited liability company, corporation, partnership or other entity (any such entity being the “Issuing Entity”);

WHEREAS, the Issuing Entity may issue debentures, notes, participations, certificates of beneficial interest, partnership interests, membership interests or other interests or securities (collectively, any such issued interests or securities being “Securities”) to fund its acquisition of the Secured Notes and related rights;

WHEREAS, the Issuing Entity may wish to provide in the agreements pursuant to which it acquires its interest in the Secured Notes and related rights and issues the Securities (the Trust Sale and Administration Agreement, the Second Step Secured Notes Assignment, the CARAT Indenture, the Trust Agreement, the Notes and the Certificate being collectively the “Further Transfer and Administration Agreements”) that Ally Financial shall administer the Secured Notes; and

WHEREAS, the Trust Administrator is willing to administer the Secured Notes in accordance with the terms hereof for the benefit of CARI and, by its execution of the Further Transfer and Administration Agreements, will be willing to administer the Secured Notes in accordance with the terms of such Further Transfer and Administration Agreements for the benefit of the Issuing Entity and each other party identified or described herein or in the Further Transfer and Administration Agreements as having an interest as owner, trustee, secured party, or holder of Securities (all such parties under the Further Transfer and Administration Agreements being “Interested Parties”) with respect to the Secured Notes, and the proceeds thereof, as the interests of such parties may appear from time to time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Certain capitalized terms used in this Agreement are defined in and shall have the respective meanings assigned to them in Part I of Appendix A to the Trust Sale and Administration Agreement (the “Trust Sale and Administration Agreement”), dated as of [                 ], 20[    ], by and among CARI, Ally Financial and the Issuing Entity. All references herein to “the Agreement” or “this Agreement” are to this Pooling and Administration Agreement as it may be amended, supplemented or modified from time to time, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

ARTICLE II

PURCHASE AND SALE OF SECURED NOTES

Section 2.01 Purchase and Sale of Secured Notes. On the Closing Date, subject to satisfaction of the conditions specified in Article V and the First Step Secured Notes Assignment (and, in any event, immediately prior to consummation of the related transactions contemplated by the Further Transfer and Administration Agreements), and in consideration of CARI’s payment to the Seller of the Secured Notes Purchase Price, the Seller shall sell, transfer, assign and otherwise convey to CARI, without recourse:

(a) all right, title and interest of the Seller in, to and under the Secured Notes and all monies due thereunder on and after the Closing Date;

(b) all right, title and interest of the Seller in, to and under the First Step Secured Notes Assignment;

(c) all right, title and interest of the Seller in, to and under the VAULT Security Agreement; and

(d) all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (a) through (c) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

The property described in clauses (a) through (d) above is referred to herein collectively as the “First Step Purchased Property.”

It is the intention of the Seller and CARI that the sale, transfer, assignment and other conveyances contemplated by this Agreement and the First Step Secured Notes Assignment shall constitute a sale of the Secured Notes and the other First Step Purchased Property from the Seller to CARI for the purpose of applicable bankruptcy, insolvency, reorganization and other similar laws so that the beneficial interest in and title to the Secured Notes and the other First Step Purchased Property shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition or a petition for insolvency, receivership or conservatorship by or against the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

The foregoing sale, transfer, assignment and other conveyances do not constitute and are not intended to result in the creation of or an assumption by CARI of (i) any obligation of the Seller, the Servicer, the Administrator or any other Person to the Lessees, Dealers, insurers or any other Person in connection with the Secured Notes, the Lease Assets, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them and (ii) any obligation or liability of AFLT or ownership of the Lease Assets.

Section 2.02 Secured Notes Purchase Price. In consideration for the First Step Purchased Property, CARI shall, on or about the Closing Date, pay to the Seller an amount equal to the Initial Aggregate Secured Note Principal Balance in respect of the Secured Notes (the “Secured Notes Purchase Price”), and the Seller shall execute and deliver to CARI an assignment in the form attached hereto as Exhibit A (the “First Step Secured Notes Assignment”). The Initial Aggregate Secured Note Principal Balance is equal to $        . A portion of the Secured Notes Purchase Price, equal to $        , shall be paid to the Seller in immediately available funds and the balance of such purchase price shall be paid through one or both of (a) an increase in the amount owing from CARI to the Seller under the CARI Intercompany Advance Agreement (as a result of an advance made thereunder from the Seller to CARI, equal to $        ), and (b) an increase in the Seller’s capital account in CARI (as a result of a deemed capital contribution from Seller to CARI). The amount advanced under the CARI Intercompany Advance Agreement and the amount of the deemed capital contribution, if any, shall be duly recorded by the Seller and CARI.

Section 2.03 The Closing. The sale and purchase of the Secured Notes shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, on the Closing Date at a time mutually agreeable to the Seller and CARI, and shall occur simultaneously with the closing of transactions contemplated by the Further Transfer and Administration Agreements.

ARTICLE III

ADMINISTRATION OF THE SECURED NOTES

Section 3.01 Duties of the Administrator.

(a) The Administrator is hereby appointed and authorized to act as agent for the Owner of the Secured Notes and in such capacity shall administer the Secured Notes with reasonable care, using that degree of skill and attention that the Administrator exercises with respect to comparable property that it administers for itself or others. The Administrator hereby accepts such appointment and authorization and agrees to perform the duties of Administrator with respect to the Secured Notes set forth herein and in the Further Transfer and Administration Agreements.

(b) The Administrator’s duties shall include posting of all payments on the Secured Notes, accounting for collections and furnishing monthly and annual statements to CARI and any other Persons designated herein with respect to distributions, generating federal income tax information, giving any required notices or instructions to CARI or the CARAT Owner Trustee and performing the other duties specified herein. Subject to the provisions of Section 3.02, the Administrator shall follow its customary standards, policies and procedures and shall have full power and authority, acting alone, to do any and all things in connection with such administration that it may deem necessary or desirable.

(c) Without limiting the generality of the foregoing, the Administrator is hereby authorized and empowered by the Owner of the Secured Notes, pursuant to this Section 3.01, to execute and deliver, on behalf of all Interested Parties, or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Secured Notes. The Administrator is hereby authorized to (i) commence, in its own name or in the name of the Owner of such Secured Note a legal proceeding, whether through judicial process or (with respect to repossession of any Vehicle related to a Lease Asset) non-judicial process, (ii) participate in a voluntary or involuntary liquidation proceeding to enforce a liquidating Secured Note, (iii) enforce all obligations of the Seller and CARI under this Agreement and under the Further Transfer and Administration Agreements or (iv) commence or participate in a legal proceeding (including a bankruptcy case) relating to or involving a Secured Note. If the Administrator commences or participates in such a legal proceeding in its own name, the Owner of such Secured Note shall be deemed to have automatically assigned such Secured Note to the Administrator for the benefit of the Interested Parties immediately prior to such legal or liquidation proceeding for purposes of commencing or participating in any such proceeding as a party or claimant. Upon such automatic assignment, the Administrator will be, and will have all the rights and duties of, a secured party under the UCC and other applicable law with respect to such Secured Note. At the Administrator’s request from time to time, the Owner of a Secured Note assigned under this Section 3.01 shall provide the Administrator with evidence of the assignment in trust for the benefit of the Interested Parties as may be reasonably necessary for the Administrator to take any of the actions set forth in the following sentence.

(d) The Administrator is hereby authorized and empowered by the Owner of a Secured Note to execute and deliver in the Administrator’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. Any Owner of Secured Notes shall furnish the Administrator with any powers of attorney and other documents and take any other steps which the Administrator may deem necessary or appropriate to enable the Administrator to carry out its administrative duties under this Agreement and the Further Transfer and Administration Agreements. Except to the extent required by the preceding two sentences, the authority and rights granted to the Administrator in this Section 3.01 shall be nonexclusive and shall not be construed to be in derogation of the retention by the Owner of a Secured Note of equivalent authority and rights.

Section 3.02 Maintenance of Security Interests in Secured Notes. The Administrator shall, in accordance with its customary practices, policies and procedures and at its own expense, take such steps as are necessary to maintain perfection of the security interest created by each Secured Note in the Lease Assets and other First Step Purchased Property as set forth in Section 2.09 of the Servicing Agreement. The Owner of each Secured Note, by its acceptance of a Secured Note, shall be deemed to authorize the Administrator to re-perfect such security interest on behalf of such Owner, as necessary for any reason.

Section 3.03 Covenants, Representations and Warranties of the Administrator. As of the Closing Date, the Administrator hereby makes the following representations, warranties and covenants on which CARI relies in accepting the Secured Notes hereunder and pursuant to the First Step Secured Notes Assignment, and on which the Issuing Entity shall rely in accepting the Secured Notes and executing and delivering the Securities under the Further Transfer and Administration Agreements.

(a) The Administrator covenants that from and after the Closing Date:

(i) Liens in Force. Except as contemplated in this Agreement or the Further Transfer and Administration Agreements, the Administrator shall not release in whole or in part any part of the AFL Trust Estate from the security interest securing the related Secured Note; and

(ii) No Impairment. The Administrator shall do nothing to impair the rights or security interest of CARI or any Interested Party in and to the First Step Purchased Property.

(b) Upon the execution of this Agreement and the Further Transfer and Administration Agreements, the Administrator represents and warrants to the Issuing Entity and CARI, in addition to the representations and warranties in Sections 4.01 and 4.02 being true as of the Closing Date, that as of the Closing Date:

(i) Organization and Good Standing. The Administrator has been duly organized and is validly existing as an entity in good standing under the laws of its State of formation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(ii) Due Qualification. The Administrator is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification;

(iii) Power and Authority. The Administrator has the power and authority to execute and deliver this Agreement and the Further Transfer and Administration Agreements and to carry out the terms of such agreements; the Administrator’s execution, delivery and performance of this Agreement and the Further Transfer and Administration Agreements have been duly authorized by the Administrator by all necessary corporate action; and the Administrator had at all relevant times, and now has, power, authority and legal right to administer the Secured Notes as provided herein and in the Further Transfer and Administration Agreements;

(iv) Binding Obligation. The Further Transfer and Administration Agreements and this Agreement, when duly executed and delivered, shall constitute the legal, valid and binding obligations of the Administrator enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(v) No Violation. The consummation by the Administrator of the transactions contemplated by this Agreement and the Further Transfer and Administration Agreements, and the fulfillment by the Administrator of the terms hereof and thereof, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under the certificate of incorporation or by-laws (or similar organizational documents) of the Administrator, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Administrator is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than pursuant to this Agreement and the Further Transfer and Administration Agreements, or violate any law or, to the best of the Administrator’s knowledge, any order, rule or regulation applicable to the Administrator of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Administrator or any of its properties; and

(vi) No Proceedings. There are no proceedings or investigations pending or, to the Administrator’s knowledge, threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Administrator or its properties (A) asserting the invalidity of this Agreement or the Further Transfer and Administration Agreements to which the Administrator is a party or any Securities issued thereunder, (B) seeking to prevent the issuance of such Securities or the consummation of any of the transactions contemplated by the Further Transfer and Administration Agreements, or (C) seeking any determination or ruling that might materially and adversely affect this Agreement, the performance by the Administrator of its obligations under, or the validity or enforceability of, the Further Transfer and Administration Agreements.

Section 3.04 Purchase of Secured Notes Upon Breach of Covenant. Upon discovery by any of the Administrator, CARI or any party under the Further Transfer and Administration Agreements of a breach of any of the covenants set forth in Sections 3.02 and 3.03(a), the party discovering such breach shall give prompt written notice thereof to the other parties thereto. As of the last day of the second Monthly Period following its discovery or receipt of notice of such breach (or, at the Administrator’s election, the last day of the first Monthly Period so following such discovery or receipt of notice), the Administrator shall, unless it shall have cured such breach in all material respects, purchase from the Owner thereof any Secured Note materially and adversely affected by such breach and, on the related Distribution Date, the Administrator shall pay the Administrative Purchase Payment. It is understood and agreed that the obligation of the Administrator to purchase any Secured Note with respect to which such a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Administrator for such breach available to CARI or any Interested Party.

Section 3.05 Administration Fee; Payment of Certain Expenses by Administrator. The Administrator is entitled to receive the Administration Fee out of payments on the Secured Notes. The Administrator shall also be entitled to Investment Earnings as, and to the extent, set forth in the Further Transfer and Administration Agreements. Subject to any limitations on the Administrator’s liability under the Further Transfer and Administration Agreements, the Administrator shall be required to pay all expenses incurred by it in connection with its activities under this Agreement and under the Further Transfer and Administration Agreements (including fees and disbursements of the Issuing Entity, any trustees (including of the CARAT Indenture Trustee pursuant to Section 6.7 of the CARAT Indenture and the CARAT Owner Trustee pursuant to Section 6.9 of the Trust Agreement) and independent accountants, taxes imposed on the Administrator, expenses incurred in connection with distributions and reports to holders of Securities and all other fees and expenses not expressly stated under this Agreement or the Further Transfer and Administration Agreements to be for the account of the holders of Securities).

Section 3.06 Administrator’s Accounting. On each Determination Date under a Further Transfer and Administration Agreement, the Administrator shall deliver to each of the trustees and other applicable parties under the Further Transfer and Administration Agreements and to CARI and, if any of the Rated Notes are outstanding, the Rating Agencies, a Administrator’s Accounting with respect to the immediately preceding Monthly Period executed by the President or any Vice President of the Administrator containing all information necessary to each such party for making any distributions required by the Further Transfer and Administration Agreements, and all information necessary to each such party for sending any statements required under the Further Transfer and Administration Agreements. Secured Notes to be purchased by the Administrator under Sections 3.04 or 5.04 or to be repurchased by CARI or the Seller under the Further Transfer and Administration Agreements as of the last day of any Monthly Period shall be identified by the registration number on such Secured Note (as set forth in the Schedule of Secured Notes). With respect to any Secured Notes for which CARI is the Owner, the Administrator shall deliver to CARI such accountings relating to such Secured Notes and the actions of the Administrator with respect thereto as CARI may reasonably request.

Section 3.07 Application of Payments. For the purposes of this Agreement and the Further Transfer and Administration Agreements, no later than each Distribution Date all payments for the related Monthly Period shall be applied by the Administrator as described in Section 4.05 of the Trust Sale and Administration Agreement. With respect to each Administrative Secured Note and Warranty Secured Note, payments shall be applied in the same manner.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties as to the Secured Notes. The Seller makes the following representations and warranties as to the Secured Notes on which CARI relies in accepting the Secured Notes. Such representations and warranties speak as of the Closing Date (or, with respect to the representations and warranties made in Section 4.01(f) and 4.01(h), the portion of the Closing Date immediately prior to the sale, transfer and assignment of the Secured Notes and the other First Step Purchased Property pursuant to this Agreement and thereafter) and shall survive the sale, transfer and assignment of the Secured Notes and the other First Step Purchased Property to CARI and the subsequent assignment and transfer pursuant to the Further Transfer and Administration Agreements:

(a) Custody of Secured Notes. The Seller has instructed the Secured Note Registrar to identify the CARAT Indenture Trustee as the registered holder of the Secured Notes, in each case in the Secured Note Register.

(b) Terms of Secured Notes. Each Secured Note: (i) was issued by AFLT to fund a portion of the purchase price of the related Lease Assets, (ii) has created or shall create a valid, binding and enforceable first priority security interest in favor of the Seller or the AFLT Indenture Trustee on behalf of the Seller in the Lease Assets, which security interest is assignable by the Seller to CARI, (iii) contains enforceable provisions to render the rights and remedies of the holder thereof adequate for realization against the collateral of the benefits of the security, (iv) shall yield interest at the rate set forth in such Secured Note and (v) prior to the sale of the Secured Notes to CARI under this Agreement, the Secured Notes constitute “chattel paper,” “payment intangibles,” “promissory notes” or “certificated securities” within the meaning of the applicable UCC.

(c) Creation, Perfection and Priority of Security Interests. The representations and warranties regarding creation, perfection and priority of security interests in the First Step Purchased Property, which are attached to this Agreement as Appendix A, are true and correct to the extent they are applicable.

(d) Binding Obligation. Each Secured Note represents the genuine, legal, valid and binding payment obligation of AFLT thereon, in each case enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) Secured Notes in Force. No Secured Note has been satisfied, subordinated or rescinded, and the related Lease Assets securing each such Secured Note have not been released from the Lien of the AFLT Indenture in whole or in part.

(f) No Waiver or Amendment. Since the Closing Date, no provision of a Secured Note has been waived, amended or modified in any respect, except in accordance with the terms of the AFLT Indenture.

(g) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened with respect to any Secured Note.

(h) No Liens. To the best of the Seller’s knowledge: (1) there are no Liens or claims that have been filed for work, labor or materials affecting any Lease Assets securing any Secured Note that are or may be Liens prior to, or equal or coordinate with, the security interest in the Lease Assets granted by the AFLT Indenture; (2) no contribution failure has occurred with respect to any Benefit Plan of the Seller which is sufficient to give rise to a lien under Section 303(k) of ERISA with respect to any Secured Note; and (3) no tax lien has been filed and no claim related thereto is being asserted with respect to any Secured Note.

(i) Good Title. No Secured Note has been sold, transferred, assigned or pledged by the Seller to any Person other than CARI. Immediately prior to the conveyance of the Secured Notes pursuant to this Agreement and the First Step Secured Notes Assignment, the Seller had good and marketable title thereto, free of any Lien. Upon execution and delivery of this Agreement and the First Step Secured Notes Assignment by the Seller, CARI shall have all of the right, title and interest of the Seller in and to the Secured Notes, the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien.

(j) Lawful Assignment. No Secured Note was issued, or is subject to the laws of, any jurisdiction the laws of which would make unlawful the sale, transfer and assignment of such Secured Note under this Agreement, the Trust Sale and Administration Agreement or the AFLT Indenture, as applicable.

(k) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give CARI a first priority perfected ownership interest in the First Step Purchased Property have been made.

(l) Maturity of Secured Notes. Each Secured Note has a maturity date on or prior to the last of the Final Scheduled Distribution Dates.

Section 4.02 Additional Representations and Warranties of the Seller. The Seller hereby represents and warrants to CARI as of the Closing Date, that:

(a) Organization and Good Standing. The Seller has been duly organized and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b) Due Qualification. The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and the First Step Secured Notes Assignment and to carry out its terms; the Seller has full power and authority to sell and assign the property to be sold and assigned to CARI and has duly authorized such sale and assignment to CARI by all necessary corporate action; and the execution, delivery and performance of this Agreement and the First Step Secured Notes Assignment have been duly authorized by the Seller by all necessary corporate action;

(d) Valid Sale; Binding Obligation. This Agreement and the First Step Secured Notes Assignment, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the Secured Notes and other First Step Purchased Property, enforceable against creditors of and purchasers from the Seller; and this Agreement together with the First Step

Secured Notes Assignment, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Secured Notes Assignment and the fulfillment of the terms of this Agreement and the First Step Secured Notes Assignment shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the First Step Secured Notes Assignment or violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or any of its properties; and

(f) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Seller or its properties (A) asserting the invalidity of this Agreement or the First Step Secured Notes Assignment, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the First Step Secured Notes Assignment, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or the First Step Secured Notes Assignment.

Section 4.03 Representations and Warranties of CARI. CARI hereby represents and warrants to the Seller and the Administrator as of the Closing Date:

(a) Organization and Good Standing. CARI has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b) Due Qualification. CARI is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c) Power and Authority. CARI has the power and authority to execute and deliver this Agreement and the First Step Secured Notes Assignment and to carry out their respective terms and the execution, delivery and performance of this Agreement and the First Step Secured Notes Assignment have been duly authorized by CARI by all necessary limited liability company action; CARI had at all relevant times, and now has, power, authority and legal right to acquire, own and pledge the Secured Notes

(d) No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Secured Notes Assignment and the fulfillment of the terms of this Agreement and the First Step Secured Notes Assignment shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of formation, limited liability company agreement or similar organizational documents of CARI, or any indenture, agreement, mortgage, deed of trust or other instrument to which CARI is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than any Further Transfer and Administration Agreement or violate any law or, to the best of CARI’s knowledge, any order, rule or regulation applicable to CARI of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CARI or any of its properties; and

(e) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over CARI or its properties (i) asserting the invalidity of this Agreement and the First Step Secured Notes Assignment, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by CARI of its obligations under, or the validity or enforceability of, this Agreement and the First Step Secured Notes Assignment.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Conflicts With Further Transfer and Administration Agreements. To the extent that any provision of Section 5.02 through 5.04 of this Agreement conflicts with any provision of the Further Transfer and Administration Agreements, the Further Transfer and Administration Agreements shall govern.

Section 5.02 Protection of Title; Filings.

(a) Filings. The Seller shall authorize or prepare, as applicable, and file such financing statements or amendments to financing statements and cause to be authorized or prepared, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of CARI under this Agreement and the First Step Secured Notes Assignment in the First Step Purchased Property and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to CARI file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing and the Seller hereby authorizes CARI and its assigns to file all such financing statements.

(b) Name Change. The Seller shall not change its State of incorporation or its name, identity or entity structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller, CARI or CARI’s assigns in accordance with Section 5.02(a) seriously misleading within the meaning of the UCC, unless it shall give CARI written notice thereof within ten (10) days of such change.

(c) Executive Office; Maintenance of Offices. The Seller shall give CARI written notice within ten (10) days of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. The Seller shall at all times maintain its principal executive office within the United States of America.

(d) New Debtor. In the event that the Seller shall change the jurisdiction in which it is formed or otherwise enter into any transaction which would result in a “new debtor” (as defined in the UCC) succeeding to the obligations of the Seller hereunder, the Seller shall comply fully with the obligations of Section 5.02(a).

Section 5.03 Other Liens or Interests. Except for the conveyances hereunder and under the First Step Secured Notes Assignment and as contemplated by the Further Transfer and Administration Agreements, the Seller shall not sell, pledge, assign or transfer the Secured Notes or the other First Step Purchased Property to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and the Seller shall defend the right, title and interest of CARI in, to and under such Secured Notes or any other First Step Purchased Property against all claims of third parties claiming through or under the Seller.

Section 5.04 Repurchase Events. By its execution of the Further Transfer and Administration Agreements to which it is a party, the Seller shall acknowledge the assignment by CARI of such of its right, title and interest in, to and under this Agreement and the First Step Secured Notes Assignment to the Issuing Entity as shall be provided in the Further Transfer and Administration Agreements. The Seller hereby covenants and agrees (which covenant and agreement is conditioned upon the execution and delivery of the Further Transfer and Administration Agreements by the parties thereto) with CARI for the benefit of CARI and the Interested Parties that in the event of a breach of any of the Seller’s representations and warranties contained in Section 4.01 hereof with respect to any Secured Note (a “Repurchase Event”), the Seller shall repurchase such Secured Note from the Issuing Entity (if the Issuing Entity is then the Owner of such Secured Note) on the date and for the amount specified in the Further Transfer and Administration Agreements, without further notice from CARI hereunder. Upon the occurrence of a Repurchase Event with respect to a Secured Note for which CARI is the Owner, the Seller agrees to repurchase such Secured Note from CARI for an amount and upon the same terms as the Seller would be obligated to repurchase such Secured Note from the Issuing Entity if the Issuing Entity was then the Owner thereof, and upon payment of such amount, the Seller shall have such rights with respect to such Secured Note as if the Seller had purchased such Secured Note from the Issuing Entity as the Owner thereof. It is understood and agreed that the obligation of the Seller to repurchase any Secured Note as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Seller for such breach available to CARI or any Interested Party.

Section 5.05 Indemnification. The Seller shall indemnify CARI for any liability as a result of the failure of a Secured Note to be issued in compliance with all requirements of law. This indemnity obligation shall be in addition to any obligation that the Seller may otherwise have.

Section 5.06 Further Assignments. The Seller acknowledges that CARI may, pursuant to the Further Transfer and Administration Agreements, sell the Secured Notes and the other First Step Purchased Property to the Issuing Entity and assign its rights hereunder and under the First Step Secured Notes Assignment to the Issuing Entity, subject to the applicable terms and conditions of the Further Transfer and Administration Agreements, and that the Issuing Entity may in turn further pledge, assign or transfer its rights in the Secured Notes and the other First Step Purchased Property and this Agreement and the First Step Secured Notes Assignment.

Section 5.07 Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purposes of this Agreement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Obligation of CARI. The obligation of CARI to purchase the Secured Notes hereunder and pursuant to the First Step Secured Notes Assignment is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Seller and the Administrator hereunder shall be true and correct as of the Closing Date, and each of the Seller and the Administrator shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

(b) Documents to be Delivered By the Seller.

(i) The Assignment. On the Closing Date, the Seller shall execute and deliver the First Step Secured Notes Assignment.

(ii) Evidence of UCC Filing. On or prior to the Closing Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which it is required by applicable law, authorized by and naming the Seller as seller or debtor, naming CARI as purchaser or secured party, naming the Secured Notes and the other First Step Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such Secured Notes and other First Step Purchased Property to CARI. The Seller shall deliver a file-stamped copy, or other evidence satisfactory to CARI of such filing, to CARI on or prior to the tenth day after the Closing Date.

(iii) Other Documents. On the Closing Date, the Seller shall provide such other documents as CARI may reasonably request.

(c) Other Transactions. The transactions contemplated by the Further Transfer and Administration Agreements shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

Section 6.02 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Secured Notes to CARI hereunder and pursuant to the First Step Secured Notes Assignment is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of CARI hereunder shall be true and correct as of the Closing Date, and CARI shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

(b) Secured Notes Purchase Price. On the Closing Date, CARI shall pay to the Seller the Secured Notes Purchase Price as provided in Section 2.02.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Amendment. This Agreement may be amended from time to time (subject to any expressly applicable amendment provision of the Further Transfer and Administration Agreements) by a written amendment duly executed and delivered by the Seller, the Administrator and CARI.

Section 7.02 Survival. The representations and warranties of the Seller set forth in Article IV of this Agreement and of the Administrator set forth in Section 3.03 of this Agreement shall remain in full force and effect and shall survive the Closing Date under Section 2.03 hereof and the closing under the Further Transfer and Administration Agreements.

Section 7.03 Notices. All demands, notices and communications upon or to the Seller, the Administrator or CARI under this Agreement shall be delivered as specified in Part III of Appendix A to the Trust Sale and Administration Agreement.

Section 7.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 7.05 Waivers. No failure or delay on the part of CARI in exercising any power, right or remedy under this Agreement or the First Step Secured Notes Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 7.06 Costs and Expenses. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of CARI, including fees and expenses of counsel, in connection with the perfection as against third parties of CARI’s right, title and interest in, to and under the Secured Notes and the other First Step Purchased Property and the enforcement of any obligation of the Seller hereunder.

Section 7.07 Confidential Information. CARI agrees that it shall neither use nor disclose to any person the names and addresses of the Lessees, except in connection with the enforcement of CARI’s rights hereunder, under the Secured Notes, under the Further Transfer and Administration Agreements or as required by law.

Section 7.08 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 7.09 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 7.10 No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one (1) year and one (1) day after the final distribution with respect to the Notes to the Note Distribution Account or, with respect to the Certificates, to the Certificateholders or the Certificate Distribution Account, acquiesce, petition or otherwise invoke or cause CARI or the Issuing Entity to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against CARI or the Issuing Entity under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of CARI or the Issuing Entity or any substantial part of the property of either of them, or ordering the winding up or liquidation of the affairs of CARI or the Issuing Entity under any federal or State bankruptcy or insolvency proceeding.

Section 7.11 Limitations on Rights of Others. The provisions of this Agreement and the First Step Secured Notes Assignment are solely for the benefit of the Seller, the Administrator and CARI and, to the extent expressly provided herein, the Interested Parties, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in, under, or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 7.12 Merger and Consolidation of the Seller, the Administrator or CARI. Any corporation, limited liability company or other entity (i) into which any of the Seller, the Administrator or CARI may be merged or consolidated, (ii) resulting from any merger or consolidation to which any of the Seller, the Administrator or CARI shall be a party, (iii) succeeding to the business of any of the Seller, the Administrator or CARI, or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller, the Administrator or CARI, as applicable, under this Agreement and the other CARAT Transaction Documents, shall be the successor to the Seller, the Administrator or CARI, as applicable, under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

Section 7.13 Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be assigned by the Seller, the Administrator or CARI without the consent of any other Person to a corporation, limited liability company or other entity that is a successor (by merger, consolidation or purchase of assets) to the Seller, the Administrator or CARI (as applicable), or 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, provided that such entity executes an agreement of assumption, as provided in Section 3.03(a) or Section 6.02 of the Trust Sale and Administration Agreement, as applicable.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

ALLY FINANCIAL INC.

By:
Name:
Title:

CAPITAL AUTO RECEIVABLES LLC

By:
Name:
Title:

EXHIBIT A

FORM OF FIRST STEP SECURED NOTES ASSIGNMENT PURSUANT TO

POOLING AND ADMINISTRATION AGREEMENT

For value received, in accordance with the Pooling and Administration Agreement, dated as of [                 ], 20[    ] (the “Pooling and Administration Agreement”), between Ally Financial Inc., a Delaware corporation, as seller (the “Seller”) and administrator, and Capital Auto Receivables LLC, a Delaware limited liability company (“CARI”), the Seller does hereby sell, assign, transfer and otherwise convey to CARI, without recourse: (i) all right, title and interest of the Seller in, to and under the Secured Notes listed on the Schedule of Secured Notes attached hereto and all monies due thereunder on and after the Closing Date; (ii) all right, title and interest of the Seller in, to and under the First Step Secured Notes Assignment; (iii) all right, title and interest of the Seller in, to and under the VAULT Security Agreement; and (iv) all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i) through (iii) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing. The property described in clauses (i) through (iv) above is referred to herein collectively as the “First Step Purchased Property.”

It is the intention of the Seller and CARI that the sale, transfer, assignment and other conveyances contemplated by this First Step Secured Notes Assignment shall constitute a sale of the Secured Notes and the other First Step Purchased Property from the Seller to CARI for the purpose of applicable bankruptcy, insolvency, reorganization and other similar laws so that the beneficial interest in and title to the Secured Notes and the other First Step Purchased Property shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition or petition for insolvency, receivership or conservatorship by or against the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

The foregoing sale, transfer, assignment and other conveyances do not constitute and are not intended to result in the creation of or an assumption by CARI of (i) any obligation of the Seller, the Servicer, the Administrator or any other Person to the Lessees, Dealers, insurers or any other Person in connection with the Secured Notes, the Lease Assets, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them and (ii) any obligation or liability of AFLT or ownership of the Lease Assets.

The Seller hereby represents that, as of the Closing Date, the Initial Aggregate Secured Note Principal Balance was $[        ].

Ex. A-1

THIS FIRST STEP SECURED NOTES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS FIRST STEP SECURED NOTES ASSIGNMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

This First Step Secured Notes Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Pooling and Administration Agreement and is to be governed by the Pooling and Administration Agreement.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them or incorporated by reference in the Pooling and Administration Agreement.

[Remainder of Page Intentionally Left Blank.]

Ex. A-2

IN WITNESS WHEREOF, the undersigned has caused this First Step Secured Notes Assignment to be duly executed as of the date first above written.

ALLY FINANCIAL INC.

By:
Name:
Title:

Ex. A-3

Schedule of Secured Notes

The Schedule of Secured Notes is on file at the offices of:

1.	The AFLT Indenture Trustee

2.	The AFLT Owner Trustee

3.	Ally Financial Inc.

4.	Capital Auto Receivables LLC

Ex. A-4

APPENDIX A

PERFECTION REPRESENTATIONS

1. While it is the intention of the Seller and CARI that the transfer and assignment contemplated by this Agreement and the First Step Secured Notes Assignment shall constitute sales of the Secured Notes and the other First Step Purchased Property from the Seller to CARI, this Agreement, the Trust Sale and Administration Agreement and the CARAT Indenture create a valid and continuing security interest (as defined in the UCC) in the Secured Notes and the other First Step Purchased Property and Second Step Purchased Property in favor of CARI, the Issuing Entity and the CARAT Indenture Trustee, as applicable, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Seller, CARI and the Issuing Entity, respectively.

2. All steps necessary to perfect the Seller’s security interest against the account debtors in the property securing the Secured Notes that constitute chattel paper will have been taken within ten (10) days of the Closing Date.

3. Prior to the sale of the Secured Notes to the Issuing Entity under this Agreement, the Secured Notes constitute “chattel paper,” “payment intangibles,” “instruments,” “certificated securities” or “uncertificated securities” within the meaning of the UCC.

4. The Seller owns and has good and marketable title to the Secured Notes and the other First Step Purchased Property free and clear of any Lien, claim or encumbrance of any Person.

5. The Seller has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Secured Notes and the other First Step Purchased Property granted to CARI under this Agreement, in the Secured Notes and the other Second Step Purchased Property granted to the Issuing Entity under the Trust Sale and Administration Agreement and in the Collateral granted to the CARAT Indenture Trustee under the CARAT Indenture.

6. Other than the security interest granted to CARI pursuant to the CARAT Transaction Documents, the Issuing Entity under the Trust Sale and Administration Agreement and the CARAT Indenture Trustee under the CARAT Indenture, none of the Seller, CARI or the Issuing Entity has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Secured Notes and the other First Step Purchased Property or Second Step Purchased Property, as applicable. None of the Seller, CARI or the Issuing Entity has authorized the filing of, nor is the Seller aware of, any financing statements against the Seller, CARI or the Issuing Entity that include a description of collateral covering any of the Secured Notes and the other First Step Purchased Property or Second Step Purchased Property, as applicable, other than the financing statements relating to the security interests granted to CARI, the Issuing Entity and the CARAT Indenture Trustee under the CARAT Transaction Documents or any financing statement that has been terminated. The Seller is not aware of any judgment or tax lien filings or lien filings by the Pension Benefit Guaranty Corporation against the Seller, CARI or the Issuing Entity.

App. A